Exhibit 10.2

This Agreement is signed on this 10th day of August 2008.

Between

KM MATRIMONY PRIVATE LIMITED a registered company, having its administrative office at No. 6/1. Ramaswamy Street, T.Nagar, Chennai – 600 017, represented by its Chairman, Mr. Venkatesan (hereinafter referred to as KM Matrimony Private Limited, which expression shall include its successors and assigns) of the one part.

And

Vasan Print Products Private Limited, a company incorporated under the Companies Act, 1956, having its registerd office at 757, Anna Salai, Chennai – 600 002, Tamilnadu, represent by Mr.B.Srinivasan, Director (hereinafter referred as Vasan Print Products Private Limited, which expression shall wherever the context so require or admits, mean and include its successors and assigns) of the other part

Whereas KM Matrimony Private Limited is a company, having its object of bring the bride and bridegroom into contact. To create an awareness among the public, the KM Matrimony Private Limited publishers THREE magazine per month (i.e.) on 10th, 20th and 30th of every month containing details of bride and bridegroom.

And whereas the party of the second part is publisher of magazines, books and cds and markets these books through its network.

WHEREAS KM Matrimony Private Limited wishes to enter into a strategic arrangement with Vasan Print Products Private Limited to print their Magazine Kalyana Malai through Vasan Print Products Private Limited, Chennai. The party of the second part accepted the offer and both parties decided to reduce the same into writing.

NOW THIS AGREEMENT WITNESSETH AND IT IS HEREBY AGREED BY AND BETWEEN THE PARTIES HERETO AS UNDER:

1)	KM Matrimony Private Limited shall place an order on Vasan Print Products Private Limited to print 15000 copies of each issue of their magazine “Kalyana Malai” which consist of 100 pages (including wrapper), ¼ dummy.

2)	KM Matrimony Private Limited agrees to give Rs.11.90 per copy as printing cost to Vasan Print Products Private Limited.

This rate is based on the prevailing cost of Rs. 40/- per KG of Imported News print in 45 GSM and Rs.60/- per KG of wrapper paper in Art paper 90 GSM. Every Re.1/- per KG increase / decrease in News print cost will result in the increase / decrease in the printing cost by Rs. 12.75 paise per copy and every Re.1/- per KG increase / decrease in wrapper paper will increase / decrease the printing cost by Rs. 1.25 paise per copy.

3)	Vasan Print Products shall raise the invoice after printing / binding of the required quantity of Magazine and KM Matrimony Private Limited shall make the payments within 10 days from the date of submitting of the invoice by Vasan Print Products Private Limited.

4)	The period of this agreement shall be for a period of ten years from the date of signing this agreement. However, both the parties can extend the agreement further with any amendments as mutually agreed by them at the end of this term.

5)	If any f the provisions of this agreement is violated by either party, the other party can terminate the agreement by serving thirty days notice.

6)	This Agreement shall represent the entire agreement between the parties hereto in the subject matter hereof and supersedes and cancels all prior agreements, arrangements or understanding, whether written or oral, between the parties hereto. Nothing contained herein shall be amended without the prior written concurrence of both parties and recorded in writing.

7)	Any disputes and / or difference arising out of or pertaining to this Agreement shall first be resolved by the parties through negotiations, failing which the same shall be subject to Arbitration of Arbitrator/s, a common arbitrator if both parties agree to the same individual or one to be appointed by each Party and the two Arbitrators to appoint a third Arbitrator. Such Arbitration proceedings shall be conducted at Chennai, in accordance with the provisions of the Arbitration and Conciliation Act 1996, any amendments thereto or any other legislation for the time being in force. The Award passed by the Arbitrator/s in pursuance of such Arbitration proceedings shall be binding upon both parties hereto.

8)	All such disputes / differences and proceedings shall be subject to the jurisdiction of the Courts of Law at Chennai according to Indian Laws.

IN WITNESS WHEREOF the parties have executed this Agreement in the presence of the Witness attesting hereunder:

WITNESS: KM MATRIMONY PRIVATE LIMITED.

/s/ V. Venkatesan

V. Venkatesan

WITNESS: VASAN PRINT PRODUCTS PRIVATE LIMITED.

/s/ B. Srinivasan

B. Srinivasan